Exhibit 99.1

Phoenix Color Corp. Closes Color Optics Acquisition

New York, New York and Hagerstown, Maryland, July 18, 2016 - Phoenix Color Corp. (“Phoenix Color”), a wholly owned subsidiary of ALJ Regional Holdings Inc. (Nasdaq: ALJJ) (“ALJ”), today announced the closing of the acquisition of the Color Optics packaging business which it acquired from AKI, Inc., which does business under the name Arcade Beauty.

About Phoenix Color

Phoenix Color® is a premier full-service, full-color printer with over 30 years of superior print experience. Drawing on a broad spectrum of materials and decorative technologies, Phoenix Color® produces memorable, value-added components, heavily-illustrated books, cut and stack labels, folding cartons and specialty commercial products.

About Color Optics

Color Optics is a leading printing and packaging solutions enterprise servicing the beauty, fragrance, cosmetic and consumer-packaged goods markets.

About ALJ Regional Holdings, Inc.

ALJ Regional Holdings, Inc. is the parent company of Faneuil, Inc., a leading provider of outsourcing and co-sourced services to both commercial and government entities in the healthcare, utility, toll and transportation industries, Floors-N-More, LLC, dba Carpets N' More, one of the largest floor covering retailers in Las Vegas and a provider of multiple finishing products for commercial, retail and home builder markets including all types of flooring, countertops, cabinets, window coverings and garage/closet organizers, with five retail locations, and Phoenix Color Corp., a leading manufacturer of book components, educational materials and related products producing value-added components, heavily illustrated books and specialty commercial products using a broad spectrum of materials and decorative technologies.

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